EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Deltic Timber Corporation:

We consent to the use of our report dated January 29, 2004, relating to the financial statements of Del-Tin Fiber L.L.C. as of January 3, 2004 and December 28, 2002, and for each of the fiscal years in the three-year period ended January 3, 2004, included herein.

/s/ KPMG LLP

KPMG LLP

Shreveport, Louisiana

March 11, 2004